Exhibit 32.1

Certification Pursuant to 18 U.S.C. Sec. 1350

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In connection with the filing by Industrial Logistics Properties Trust (the “Company”) of the Quarterly Report on Form 10-Q for the period ended June 30, 2022 (the “Report”), each of the undersigned hereby certifies, to the best of his or her knowledge:

1)The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2)The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

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/s/ Adam D. Portnoy	/s/ Yael Duffy
Adam D. Portnoy	Yael Duffy
Managing Trustee	President and Chief Operating Officer

/s/ Matthew P. Jordan	/s/ Richard W. Siedel, Jr.
Matthew P. Jordan	Richard W. Siedel, Jr.
Managing Trustee	Chief Financial Officer and Treasurer

Date: July 26, 2022